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EXHIBIT 5.1

Opinion re Legality

     [Letterhead of Witherspoon, Kelley, Davenport & Toole, P.S.]
May 22, 2001

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201

  RE:  Registration Statement on Form S-8 of Sterling Financial Corporation

Gentlemen:

    We have acted as counsel to Sterling Financial Corporation, a Washington corporation "Sterling"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to shares of common stock, par value $1.00 per share (the "Common Stock") of Sterling which may be issued pursuant to the terms of the Sterling Financial Corporation 2001 Long-Term Incentive Plan (the "Plan"), all as more fully described in the Registration Statement.

    We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

    Based upon the foregoing, we are of the opinion that the Common Stock, when issued pursuant to and in accordance with the terms of the Plan and the Registration Statement, will be duly and validly issued, fully paid, and nonassessable under the Washington Business Corporations Act.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                    Very truly yours,
                    WITHERSPOON, KELLEY, DAVENPORT & TOOLE, P.S.

                    /s/ Witherspoon, Kelley, Davenport & Toole, P.S.

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EXHIBIT 5.1 Opinion re Legality